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Exhibit 5.1

July 31, 2013

Niska Gas Storage Partners LLC
1001 Fannin Street, Suite 2500
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as counsel to Niska Gas Storage Partners LLC, a Delaware limited liability company (the "Company"), in connection with the preparation and filing of its Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration by the Company of up to an aggregate of 7,500,000 common units representing limited liability company interests in the Company (the "Common Units"), to be issued pursuant to the Company's Distribution Reinvestment Plan (the "Plan"). We have also participated in the preparation of a Prospectus (the "Prospectus") contained in the Registration Statement.

        In rendering the opinions set forth below, we examined and relied upon the Registration Statement, the Prospectus, originals or copies, certified or otherwise identified to our satisfaction, of such certificates, statutes, documents, instruments, resolutions and records of the Company, and communications with officers of the Company. In addition, we have reviewed such questions of law as we considered necessary or appropriate. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

        Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Common Units, when issued and delivered against payment therefor in the circumstances contemplated by the Plan as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

        The foregoing opinion is limited to the federal laws of the United States of America, the Constitution of the State of Delaware and the Delaware Limited Liability Company Act, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the reference to us under the heading "Legal Matters" in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.

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  Exhibit 5.1